UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2025

EXAGEN INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-39049

Delaware	20-0434866
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1261 Liberty Way

Vista, CA 92081

(Address of principal executive offices, including zip code)

(760) 560-1501

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	XGN	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 8.01	Other Events.

On May 9, 2025, Exagen Inc. (the “Company”) closed its previously announced public offering (the “Public Offering”) of 3,350,000 shares of its common stock, par value $0.001 per share (the “Common Stock”), at a public offering price of $5.25 per share (the “Public Offering Price”), pursuant to an underwriting agreement with Canaccord Genuity LLC, as representative of the several underwriters named therein (the “Underwriter”).

The Underwriter exercised its option in full to purchase an additional 502,500 shares of Common Stock at the Public Offering Price (the “Underwriter’s Option”) on May 8, 2025. The net proceeds to the Company in the Public Offering, including the exercise of the Underwriter’s Option, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, is approximately $18.6 million.

A copy of the press release issued by the Company announcing the closing of the Public Offering and the closing of the exercise of the Underwriter’s Option is filed as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release of Exagen Inc., dated May 9, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXAGEN INC.

Date: May 9, 2025	By:	/s/ Jeffrey Black
Jeffrey Black
Chief Financial Officer